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                                                                    Exhibit 10.1

                   LICENSE, DISTRIBUTION AND OPTION AGREEMENT

         This License, Distribution and Option Agreement is entered into this 7th day of July, 2003, by and between IXIA, a California corporation doing business at 26601 West Agoura Road, Calabasas, CA 91302 ("Ixia"), and NETIQ CORPORATION, a Delaware corporation with its principal place of business at 3553 First Street, San Jose, California 95134, and its wholly owned subsidiaries ("NetIQ").

         In consideration of the premises and mutual covenants contained herein, and other valuable consideration, the parties agree as follows:

1.       DEFINITIONS

         For purposes of this Agreement, the following terms shall have the meanings set forth:

         1.1. "includes"; "including". Except where followed directly by the word "only", the terms "includes" or "including" shall mean "includes, but is not limited to" and "including, but not limited to" respectively, it being the intention of the parties that any listing following thereafter is illustrative and not exclusive or exhaustive.

         1.2. "Chariot Products". The term "Chariot Products" shall mean the NetIQ products commonly known as "Chariot", "Qcheck" and "AppScanner", and all versions of each of the foregoing, which are set forth on Schedule 1.2 or which otherwise are, or become, subject to this Agreement, in both source code and executable code form, and any technical documentation and user documentation therefor (excluding any documentation prepared by Ixia, or prepared by any party other than NetIQ on behalf of Ixia).

         1.3. "Chariot Marketing Materials". The term "Chariot Marketing Materials" shall mean NetIQ's proprietary marketing materials with respect to Chariot Products, such as data sheets and white papers, as listed on Schedule 1.3.

         1.4. "Ixia Derivative". The term "Ixia Derivative" shall mean any product prepared by or on behalf of Ixia under Section 2 below.

         1.5. "Distribution Products". The term "Distribution Products" shall mean all Chariot Products other than any Ixia Derivative.

         1.6. "Chariot Business". The term "Chariot Business" shall mean NetIQ's business of developing, selling, licensing and supporting NetIQ's products marketed under the brand names "Chariot", "Qcheck" and "AppScanner".

         1.7. "Access Key". The term "Access Key" shall mean an activation mechanism, implemented in computer software (and not a physical object), which must be entered by a user into a Chariot Product on the user's computer in order to activate that Chariot Product for full licensed use.

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         1.8.     "Build Materials". The term "Build Materials" shall mean all instructions, software, information, notes, references, procedures, programs, build environments and other materials required for the technical staff of Ixia to prepare an object code or executable copy of a Chariot Product from the source code of such Chariot Product, via the procedures of assembly, compilation, linking and/or any other procedure, without any additional assistance from NetIQ all such materials actually used by NetIQ therefor, but shall not include the Build System.

         1.9. "Build System". The term "Build System" shall mean the third party hardware, third party operating software and third party systems and application software specified on Schedule 1.9, and used in connection with the Build Materials to prepare an object code or executable code copy of a Chariot Product from the source code of such Chariot Product, via the procedures of assembly, compilation, linking and/or any other procedure.

         1.10.    "Source Materials". The term "Source Materials" shall mean:

         (i) all software source code, source code comments and documentation, data, files, algorithms, notes, patent documents, processes, designs, drawings, specifications, plans, techniques, models, software samples and prototypes, data, schematics, diagrams, formulae, encryption mechanisms and information, access-control mechanisms and information, computer programs, designs and structures of computer programs, programming techniques, flow charts, design documents, diagrams, proprietary authoring tools, proprietary software development environments and other intangible materials comprising or incorporated in the Chariot Products, including any proprietary development tools, as well as all instructions, notes, references, programs and Build Materials;

         (ii) all of the foregoing (to the extent owned or licensable by NetIQ) applicable to the creation, preparation, generation and use of Access Keys in the Chariot Products; and

         (iii) all testing, maintenance and support materials, including lists of known defects, support databases, engineering documents, source control databases, test plans and automated test suites, in each case with respect to the Chariot Products.

         1.11. "Source Assets". The term "Source Assets" shall mean the items listed in Schedule 1.11, and all Source Materials therefor.

         1.12. "Electronic Delivery". The term "Electronic Delivery" shall mean the delivery of a copy of a Chariot Product to an end user, or the use by an end user of the Chariot Product via any electronic means now known or hereafter devised whereby all or part of the Chariot Product is delivered without transporting a physical object incorporating the Chariot Product, including where the Chariot Product is accessed by the end user over the Internet.

         1.13. "sale"; "sell"; "vend"; etc. The terms "sale", "sell", "vend" and similar terms are used herein in the context of distribution of the Chariot Products to mean the sale of a license to

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use a copy or configuration of a Chariot Product. The transfer to a remarketer or an end user of a copy of a Chariot Product is a license only and does not transfer any right, title, or interest in or to such Chariot Product to such remarketer or end user.

         1.14. "Option". The term "Option" shall mean the option granted to Ixia to acquire ownership of the assets comprising the Chariot Business, set forth in Section 15.1 below.

         1.15. "Nonconformity". As used herein, the term "Nonconformity" shall mean a deviation from the published description, published specifications, any user documentation or any technical documentation with respect to the affected Chariot Product to the extent that such deviation is material

         1.16. "Effective Date". The term "Effective Date" shall mean the date first set forth above which, upon execution of this Agreement by both parties, shall be the effective date of this Agreement.

         1.17. "Test Products/Services". The term "Test Products/Services" shall mean products and/or services which are used to test network/systems equipment and configurations before such equipment and configurations are deployed for actual use.

         1.18. "Assessment Products/Services". The term "Assessment Products/Services" shall mean products and/or services which are used in the assessment of the performance and operation of a data communications network at a point in time, but which are not used for the day-to-day performance monitoring of a data communications network.

         1.19. "Monitoring Products/Services". The term "Monitoring Products/Services" shall mean products and/or services which are used in the day-to-day performance monitoring of a data communications network.

         1.20. "Patents". The term "Patents" shall mean all patents owned by NetIQ or which NetIQ is authorized to license to Ixia, and which cover the Chariot Products, whether presently issued or issued in the future, and specifically including the patents identified in Schedule 1.20, and any and all continuations, continuations-in-part, or divisions thereof.

         1.21. "Chariot Business Marks". The term "Chariot Business Marks" shall mean the names "Chariot", "Qcheck" and "AppScanner."

         1.22. "Intellectual Property Rights". The term "Intellectual Property Rights" shall mean any and all patents, copyrights, mask rights, trademarks, trade names, service marks, and registrations of and applications for registration of any of the foregoing and any and all rights in trade secrets and know-how, and any and all other intellectual property rights recognized in any jurisdiction now or in the future.

         1.23. "Distribution Product Maintenance". The term "Distribution Product Maintenance" shall mean technical support and customer service offered by Ixia or NetIQ to end

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users of the Distribution Products at an additional charge beyond the license fees charged for the Distribution Products., For purposes of this Agreement, the foregoing reference to "license fees" with respect to Ixia includes only amounts within the scope of Section 9.1 such that no allocation of amounts between license fees and Distribution Product Maintenance fees will reduce the amounts payable to NetIQ under Section 9 below.

         1.24. "Support Cutover Date". The term "Support Cutover Date" shall mean October 1, 2003 (or such other date as agreed in writing by the parties), which shall be the date as of which the parties have completed the transition of Distribution Product Maintenance from NetIQ to Ixia and Ixia assumes full responsibility for such Distribution Product Maintenance, all as set forth in, and subject to the exceptions in, Section 13 below.

         1.25. "Correction". The term "Correction" shall mean any revised version of any Chariot Product or other computer software or procedure, including a patch or a workaround, which revised version or other computer software or procedure is prepared solely for the purpose of correcting Nonconformities in such Chariot Product.

         1.26. "VoIP". The term "VoIP" shall mean transmission of voice or video over the IP protocol.

         1.27. "Development and Test Environment". The term "Development and Test Environment" shall mean the development and test lab tools and equipment necessary or useful to support the Chariot Business that will not be provided by NetIQ hereunder and which are listed on Schedule 1.27.

         1.28. Other Terms. The following other terms are defined in the Sections cited:

                  "Adjusted Gross Revenues" - Section 9.1.
                  "Build SOW" - Section 13.3.
                  "Chariot Prospect" - Section 8.9.
                  "Confidential Information" - Section 17.1.
                  "Cure Period" - Section 11.1.
                  "Distribution Assets" - Section 8.4.
                  "Distribution Date" - Section 8.3.
                  "Distribution Transition Period" - Section 8.5.
                  "Distribution Term" - Section 8.3.
                  "Distribution Territory" - Section 8.2.
                  "Guarantee Makeup" - Section 9.3.
                  "Intellectual Property" - Section 19.7.
                  "Involved Party" - Section 25.7.
                  "Major Upgrade" - Section 12.1.
                  "Minimum Royalty" - Section 9.3.
                  "Minor Upgrade" - Section 11.2.
                  "Non-involved Party" - Section 25.7.
                  "Option Assets" - Section 15.1.

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                  "Option Effective Date" - Section 15.4.
                  "Option Exercise Price" - Section 15.3.1.
                  "Owned Rights" - Section 19.7.
                  "Scheduled IP Assets" - Section 19.7.1
                  "Scheduled Rights" - Section 19.7.
                  "Source Asset License Fee" - Section 3.
                  "Source Modifications" - Section 4.2.
                  "Support Exclusion" - Section 13.1.

2.       LICENSE TO USE SOURCE CODE AND OTHER SOURCE ASSETS

         2.1. NetIQ License to Ixia. Upon delivery of the Source Asset License Fee (as defined in Section 3 below), NetIQ hereby grants to Ixia a perpetual, irrevocable, fully-paid-up license to (i) use the Source Assets (including any Source Modifications (as defined in Section 4.2 below)) to create, prepare or develop one or more products which use, are derived from, incorporate, modify, further develop or otherwise exploit the Source Assets or any portion thereof, including, but not limited to, by combining any or all of the Source Assets with other products or technology of Ixia or acquired by Ixia into a single product, (ii) use the Source Assets (including any Source Modifications (as defined in Section 4.2 below) to create, prepare or develop Corrections to the Distribution Products (which shall be Source Assets under this Agreement), and (iii) manufacture, market, distribute or otherwise commercially exploit any such products and Corrections in object code form only, in all channels and classes of trade (whether now known or hereafter established), in all media and forms of expression or communication now known or later developed, including by Electronic Delivery of any of the foregoing, throughout the world, including the right, but not the obligation, to use any or all of the Chariot Business Marks as provided in Section 2.3 below. Notwithstanding the foregoing, Corrections of the Distribution Products may only be distributed to end users of Chariot Products in object code form as part of Distribution Product Maintenance. Any such product (other than, and excluding, Corrections of Distribution Products) created, prepared or developed by Ixia as set forth in the preceding sentence shall be deemed to be an Ixia Derivative. The foregoing grant shall include the right to vend copies of each Ixia Derivative in conjunction with one or more other hardware and/or software products such that there is a single price to the end purchaser for the combined products, and also to vend each Ixia Derivative standing alone. Such grant shall also include the right to use and reasonably adapt the Chariot Marketing Materials as Ixia reasonably deems appropriate, for use in connection with the Ixia Derivatives; provided, however, that Ixia shall have no right to use any NetIQ trademarks in connection with the Ixia Derivatives, other than as Revised Marks (as defined in Section 2.3 below) are derived from the Chariot Business Marks. The licenses granted under this Section 2.1 shall be exclusive to Ixia as to the Source Assets as embodied in or used with respect to the Chariot Products (except as NetIQ is permitted to exploit the Chariot Products under this Agreement) and also as set forth in Section 6 below, but shall otherwise be nonexclusive and NetIQ shall have no restriction on the use of the Source Assets as embodied in or used with respect to other NetIQ products or applications other than with respect to the Charior Products (except as NetIQ is permitted to exploit the Chariot Products under this Agreement) or as set forth in Section 6 below. Neither party shall do anything which would be inconsistent with this grant of rights.

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         2.2.     Further Provisions Specific To NetIQ Patents. Upon delivery of the Source Asset License Fee (as defined in Section 3 below), and without limiting the generality of anything contained in this Agreement, NetIQ hereby grants to Ixia, during the term of the Patents and under NetIQ's rights to the Patents, a non-exclusive, worldwide, perpetual, irrevocable, fully paid license, without the right to grant sublicenses (except insofar as Ixia's allowing a third party to use or resell an Ixia product or service might be considered to be the grant of a sublicense), to make (including the right to practice methods, processes and procedures), have made, use, lease, sell, offer for sale and import any Ixia Derivatives embodying or made in accordance with any invention of the Patents.

         2.3. Right To Use Variants of Chariot Business Marks. Without limiting the generality of Section 2.1 above, Ixia shall have the right, but not the obligation, to use the name "Chariot" in combination with other letters as the product name for any Ixia Derivative (any such combination, a "Revised Mark"), including "IxChariot" and "ChariotTXS", but not including variants which change only the version number without changing the word "Chariot", "Qcheck" or "AppScanner" (as applicable)(e.g., "Chariot 2.x") except as set forth in Section 15 below. Ixia will use its own mark on products or materials containing such Revised Mark. Ixia may only use the unmodified Chariot Business Marks in connection with its distribution of the Distribution Products as provided in
Section 8 below.

         2.4.     Licenses to Survive Termination. The licenses granted by this
Section 2 shall survive any termination of this Agreement for any reason whatsoever.

3.       SOURCE ASSET LICENSE FEE

         As payment in full for the rights granted by NetIQ to Ixia with respect to the Source Assets, Ixia shall pay to NetIQ a one-time license fee in the amount of Seventeen Million Five Hundred Thousand Dollars ($17,500,000) (the "Source Asset License Fee") in cash on the Effective Date by wire transfer of immediately available funds to an account of NetIQ designated to Ixia. No other amounts shall be due from Ixia with respect to the licenses granted to Ixia under Section 2 or any results or proceeds of Ixia's exercise of its licensed rights under Section 2, including, but not limited to the Ixia Derivatives, under any circumstances whatsoever.

4.       DELIVERY OF SOURCE ASSETS AND BUILD MATERIALS

         4.1. Delivery. Within two (2) business days after the Effective Date, NetIQ shall commence delivery to Ixia at Ixia's California location of a copy of all items of the Source Assets and Build Materials (including all Source Materials), via electronic download, such that after delivery has been made, Ixia would be able to exercise all of its rights with respect to Ixia Derivatives without ever having to ask NetIQ for any other item. NetIQ shall diligently pursue such delivery to completion. Notwithstanding the foregoing, no inadvertent omission by NetIQ from such delivery will be a breach of this Agreement if NetIQ corrects the omission promptly after discovery by NetIQ or request by Ixia.

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         4.2.     Modifications To Source Assets. For a period of eighteen (18)
months after the Effective Date, NetIQ will deliver to Ixia at Ixia's California location, at no cost to Ixia, any modifications to the Source Assets made by NetIQ with respect to the Chariot Products (including the Source Materials therefor)("Source Modifications") via electronic download. Delivery of such Source Modifications shall be made within thirty (30) days of the later of (a) such Source Modifications being generally released in any Chariot Product by NetIQ, and (b) such Source Modifications being requested by Ixia. For a period of eighteen (18) months after the Effective Date, NetIQ will make available to Ixia, at Ixia's option, quarterly design reviews to consider material modifications made to the Chariot Products since the prior design review (or the Effective Date if no prior design review has yet been held), as well as material modifications then being implemented. Ixia may propose modifications during the design review, but NetIQ is under no obligation with respect to any such proposal. Ixia is also under no obligation to participate in a design review.

5.       RESTRICTION ON NETIQ'S REMEDIES AS TO THE SOURCE ASSETS

         Because of the substantial amount of the Source Asset License Fee, such that the loss Ixia would suffer from any termination or restriction of the license would almost certainly be grossly disproportionate to the actual harm to NetIQ from any breach by Ixia, NetIQ agrees that the licenses granted to Ixia under Section 2 above cannot be terminated, suspended or otherwise impaired by NetIQ under any circumstances whatsoever, and that such licenses will survive any termination of the Agreement. NetIQ's remedies in the event of a breach of this Agreement by Ixia will be limited to seeking monetary damages and/or seeking injunctive relief, provided that injunctive relief may only be used to restrain a breach: (i) to the limited extent that such breach directly involves the use by Ixia, or anyone on Ixia's behalf, of the Source Assets in a manner which is outside the scope of licenses granted to Ixia under Section 2 above, AND (ii) where the harm to NetIQ is a proximate consequence of such manner of use. Under no circumstances will NetIQ be entitled to, or Ixia be made subject to, any injunction or restraint that would restrain Ixia from any use or exploitation that is within the licenses granted to Ixia under Section 2 above. Without limiting the generality of the foregoing, under no circumstances whatsoever will NetIQ be entitled to, or Ixia be made subject to, any injunction or restraint based on any alleged or actual breach of an obligation to pay money, which breach shall only be compensated by an award of damages. In addition, in any circumstance in which NetIQ is entitled to or does seek any injunctive relief, NetIQ shall be subject to all requirements of the law, with no diminution as to the required showings and obligations of a moving party in an injunction proceeding (including, but not limited to, as to bond).

6.       CERTAIN RESTRICTIONS ON FIELDS OF USE

         6.1.     Test Products/Services.

                  6.1.1. Restricted Test Products/Services. For a period of seven (7) years commencing on the Effective Date, the licenses granted to Ixia under Section 2 above shall be exclusive even as to NetIQ for Test Products/Services, and NetIQ shall not have the right to, and shall not, use or license the Source Assets or any portion thereof for a period of seven (7) years

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after the Effective Date to create or develop or market or distribute or participate in the exploitation of any Test Product/Service. The foregoing restriction shall not apply to the Chariot Products as NetIQ is permitted to exploit them under this Agreement.

                  6.1.2. Unrestricted Test Products/Services. Notwithstanding anything to the contrary contained in Section 6.1.1 above, NetIQ shall not be subject to any restriction under this Agreement as to Test Products/Services that are created or developed without the use of the Source Assets or any portion thereof.

         6.2.     Assessment Products/Services.

                  6.2.1. Restricted Assessment Products/Services. For a period of five (5) years commencing on the Effective Date, the licenses granted to Ixia under Section 2 above shall be exclusive even as to NetIQ for Assessment Products/Services, except for Assessment Products/Services that are limited to the assessment of VoIP issues or security issues, and that do not expose to users or allow users to modify or edit any of the Source Asset scripts. NetIQ shall not have the right to, and shall not, use or license the Source Assets or any portion thereof for a period of five (5) years after the Effective Date to create or develop or market or distribute or participate in the exploitation of any Assessment Products/Services except as specifically provided in the preceding sentence. The foregoing restriction shall not apply to the Chariot Products as NetIQ is permitted to exploit them under this Agreement.

                  6.2.2. Unrestricted Assessment Products/Services. Notwithstanding anything to the contrary contained in Section 6.2.1 above, NetIQ shall not be subject to any restriction under this Agreement as to Assessment Products/Services that are created or developed without the use of the Source Assets or any portion thereof.

         6.3.     Monitoring Products/Services.

                  6.3.1. Restricted Monitoring Products/Services. Notwithstanding anything to the contrary contained in this Agreement, for a period of two (2) years commencing upon the Effective Date, the licenses granted under Section 2 above may not be exercised by Ixia to create or develop or market or distribute or participate in the exploitation of any Monitoring Product/Service.

                  6.3.2. Unrestricted Monitoring Products/Services. Notwithstanding the foregoing, Ixia shall not be subject to any restriction under this Agreement as to Monitoring Products/Services that are created or developed without the use of the Source Assets or any portion thereof.

7.       IXIA RIGHT TO HIRE NETIQ EMPLOYEES

         7.1. Technical Support and Sales Employees. Schedule 7.1 sets forth a list of NetIQ's customer technical support and sales employees that Ixia can interview and seek to employ after the Effective Date, which list shall include Dawn Wood and all NetIQ sales support engineers

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with substantial responsibility for the Chariot Products. In addition to Ms.
Wood, Ixia may hire up to one (1) sales support engineer and one (1) outside sales representative prior to September 1, 2003, and up to two (2) customer technical support representatives after October 1, 2003 and prior to December 1, 2003. NetIQ agrees not to solicit such employees with counter offers or other enticements.

         7.2. Engineering Employees. Schedule 7.2 sets forth a list of NetIQ's current engineering employees who have substantial familiarity with the Chariot Products, which list shall include John Wood. Ixia shall have the right to seek to interview and seek to employ such employees after the Effective Date; provided, however, that Ixia shall not employ more than three such employees, consisting of a maximum of two employees with responsibility for development and one employee with responsibility for quality assurance. NetIQ agrees not to solicit such employees with counter offers or other enticements. Once Ixia has employed any three such employees, Ixia agrees not to solicit for employment, nor hire for employment as a regular employee or contract employee, or an independent contractor, any other employees on the aforementioned list for a period of two (2) subsequent years, except that the foregoing restriction shall not apply to any person who at the time of the first communication (direct or indirect) with Ixia concerning such employment; (i) is no longer an employee of, and is not otherwise providing services to, NetIQ; (ii) has had no communication with Ixia, directly, through an intermediary or otherwise indirectly, concerning the possibility of employment (for purposes of the foregoing, any employment information published to the software engineering community generally, or to the public at large, shall not be considered a "communication" so long as Ixia did not, either directly or through any intermediary, make any effort specific to such former employee to cause such information to come to the attention of such former employee). If Ixia is unsuccessful in its efforts to employ at least one designated engineer, NetIQ will make available to Ixia, on Ixia's premises, one or more qualified engineers for up to 32 person-weeks. If Ixia is able to employ only one designated engineer, then NetIQ will provide up to 16 person-weeks. Ixia will reimburse the cost of all travel, lodging, etc., incurred by NetIQ in providing such services, while NetIQ will be responsible for the cost of salaries.

         7.3. Hiring Effective on Shortened Resignation Notice Period. The resignation from NetIQ and employment by Ixia of any NetIQ employees under Sections 7.1 and 7.2 shall be effective, and each such employee hired by Ixia shall be released from any obligation or expectation of giving a longer period of notice, as follows:

                    - Customer technical support persons -10/1/03, unless otherwise agreed in writing by the parties.

                    - Dawn Wood and John Wood - immediately upon tendering notice.

                    - Sales and Customer Technical Support Representatives (other than Dawn Wood) - two (2) business days' notice. Engineering employees (other than John Wood) -two (2) weeks' notice, except that NetIQ shall use reasonable commercial efforts to accommodate the shortest possible notice period.

         7.4. No Other Solicitation By Ixia. Except as provided above, Ixia will not solicit, nor will Ixia hire or otherwise engage, any of NetIQ's employees, without NetIQ's prior written

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consent, for a period of one (1) year from the Effective Date, except that Ixia shall have the right to hire any person who is at the time of hire or engagement is no longer an employee of NetIQ and has not been an employee of NetIQ for at least three (3) months.

         7.5. No Solicitation By NetIQ. NetIQ will not solicit, nor will NetIQ hire or otherwise engage, any of Ixia's employees, without Ixia's prior written consent, for a period of one (1) year from the Effective Date, except that NetIQ shall have the right to hire any person who is at the time of hire or engagement is no longer an employee of Ixia and has not been an employee of Ixia for at least three (3) months. The foregoing restriction shall not apply to any person who at the time of the first communication (direct or indirect) with NetIQ concerning such employment; (i) is no longer an employee of, and is not otherwise providing services to, Ixia; (ii) has had no communication with NetIQ, directly, through an intermediary or otherwise indirectly, concerning the possibility of employment (for purposes of the foregoing, any employment information published to the software engineering community generally, or to the public at large, shall not be considered a "communication" so long as NetIQ did not, either directly or through any intermediary, make any effort specific to such former employee to cause such information to come to the attention of such former employee).

         7.6. Exception To Restrictions. The restrictions set forth in Sections 7.2, 7.4 and 7.5 above shall not apply to any employee whose employment has been involuntarily terminated by NetIQ or Ixia, as applicable, including as a consequence of a reduction in force.

8. APPOINTMENT OF IXIA AS EXCLUSIVE DISTRIBUTOR OF DISTRIBUTION PRODUCTS IN DISTRIBUTION TERRITORY

         8.1. Termination of Existing Distribution Agreement. The parties entered into a certain Reseller Agreement dated December 4, 2002, pursuant to which Ixia had certain rights to distribute some of the Chariot Products. The parties agree that such agreement is hereby terminated and canceled without any further action of any party. Neither party hereto shall have any liability to the other arising out of the termination of such agreement.

         8.2. "Distribution Territory" and "Restricted Distribution Territory". The term "Distribution Territory" shall mean the United States (including all its possessions and territories) and Canada. For purposes of the foregoing, any facility (military, diplomatic or otherwise) operated by the United States government anywhere in the world shall be considered to be part of the United States and therefore part of the Distribution Territory. The term "Restricted Distribution Territory" shall mean Korea, Taiwan, Israel and Japan.

         8.3. Distribution Term. The term of Ixia's appointment as, and right to act as, a distributor as set forth in this Section 8 shall commence upon the Effective Date and shall continue until December 31, 2004, unless terminated earlier as set forth in Section 16 below (the "Distribution Term").

         8.4. Appointment; Manufacturing and Distribution of Distribution Products. Subject to the restrictions and conditions set forth in this Agreement, NetIQ hereby appoints Ixia as the

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exclusive (except as provided by Section 8.6 below prior to the Distribution
Exclusivity Date) distributor of the Distribution Products in the Distribution Territory, effective as of the Effective Date, and as a nonexclusive distributor of the Distribution Products throughout the rest of the world, and grants to Ixia the right during the Distribution Term to manufacture, market and distribute copies of each Distribution Product together with Access Keys, in object code form only, with user documentation, in all channels and classes of trade (whether now known or hereafter established), in all media and forms of expression or communication now known or later developed, including by Electronic Delivery of any of the foregoing, and the right to use any or all of the assets set forth in Schedule 8.4 (the "Distribution Assets") in connection with the exercise of its rights under this Section 8. Such grant shall include the right to vend copies of each Distribution Product in conjunction with one or more other hardware and/or software products in such that there is a single price to the end purchaser for the combined products, and also to vend each Distribution Product standing alone. Such grant shall also include the right to use and reasonably adapt the Chariot Marketing Materials in connection with vending the Distribution Products. Neither party shall do anything which would be inconsistent with this grant of rights. Within two (2) business days after the Effective Date, NetIQ shall deliver to Ixia all of the Distribution Assets (except to the extent that any of the Distribution Assets are duplicates of materials being delivered pursuant to Section 4 above). Notwithstanding the foregoing, NetIQ agrees that for a reasonable period after the Effective Date, and at no cost or charge to Ixia or to any customer, NetIQ will issue Access Keys to Ixia (or to any party as directed by Ixia) upon Ixia's request, and within two (2) business days after it receives such request, until Ixia has fully implemented its own Access Key generation and issuance.

         8.5      Sales to Customers Outside the Distribution Territory.

                  8.5.1 Generally. Ixia agrees to notify a designated representative of NetIQ regarding the details of each sale of Distribution Products to a customer outside the Distribution Territory, including the customer, contact details, product, and volume ("Transaction Details"), in connection with the generation of any Access Key for such transaction. Ixia will implement a procedure as part of its Access Key processing workflow to ensure that notification of the Transaction Details will be made to NetIQ within 24 hours of the Access Key being generated. NetIQ will treat the Transaction Details as Ixia Confidential Information, unless otherwise agreed to by Ixia in writing on a case-by-case basis.

                  8.5.2 Sales to Customers in Restricted Distribution Territory. Ixia will not have the right to market and sell Distribution Products to customers in the Restricted Distribution Territory without NetIQ's prior written consent, given with respect to a specific transaction and on a case-by-case basis. NetIQ will not unreasonably withhold its consent; provided, however, that NetIQ may withhold its consent in any instance where NetIQ believes, in its reasonable discretion, that such transaction will harm its own commercial interests in that specific geographical region. NetIQ will treat any request for consent made by Ixia hereunder as Ixia Confidential Information, unless otherwise agreed to by Ixia in writing on a case-by-case basis. The provisions of Section 8.5.1 shall apply to all transactions made with respect to customers in the Restricted Distribution Territory. Notwithstanding the foregoing, Ixia may market and sell Distribution Products to customers in Korea, Taiwan and Israel, provided that (a) the sale is part of a bundled sale with Ixia hardware and the Distribution Product is sold for use with that Ixia hardware, or (b) the sale is made to an existing Ixia hardware customer and the Distribution Product is sold for use with that Ixia hardware.

                  8.5.3 Sales to Certain Ixia Distributors. NetIQ will use reasonable commercial efforts to enter into contractual relationships with distributors of Ixia hardware located in Korea, Taiwan or Israel wherein NetIQ will sell Chariot Products to such distributors solely for bundling with Ixia hardware and resale of the bundled product. Ixia will strongly encourage such distributors to enter into such a contractual relationship and will not act to hinder the formation of such a contractual relationship in any way.

         8.6 Termination of Certain Distribution Rights of Third Parties; Orders Pending As Of Effective Date.

                  8.6.1. Termination of Resellers; Pending Reseller Orders. Promptly after the Effective Date, NetIQ shall give notice to all of its resellers with contractual rights to distribute Chariot Products in the Distribution Territory that such contractual rights shall be terminated effective as of thirty five (35) days after the Effective Date (the "Distribution Exclusivity Date") and that such resellers shall have no right to distribute Chariot Products in the Distribution Territory after the Distribution Exclusivity Date. NetIQ shall fulfill all orders received from a reseller within the Distribution Territory for any Chariot Product which are pending as of or placed after the Effective Date and prior to the Distribution Exclusivity Date ("Distribution Transition Period"). Thirty (30) days after the Distribution Exclusivity Date, NetIQ shall report to Ixia all sales of Chariot Products to resellers in the Distribution Territory made during the Distribution Transition Period. Thereafter, on a quarterly basis, including the quarter ending September 30, 2003, NetIQ shall remit to Ixia the proceeds, if any, received from such sales, less commissions, freight, taxes, and insurance, together with clear documentation of the transaction to which such payments apply.

                  8.6.2. Orders Other Than From Resellers. Except as set forth in Section 8.6.1. above, NetIQ shall turn over to Ixia all orders from within the Distribution Territory for any Chariot Product which are pending as of the Effective Date or which are received by NetIQ after the Effective Date, and such orders shall become Ixia orders in all respects, including as to payment. If NetIQ has received any payments with respect to any such orders, or if NetIQ receives any payments with respect to such orders after the Effective Date, NetIQ shall promptly remit such payments to Ixia, together with clear documentation of the transaction to which such payments apply.

         8.7. Right To Use Qcheck. NetIQ has prepared a limited version of Chariot called "Qcheck" which it makes available on its website for download, without charge, by potential customers. The rights granted to Ixia in Section
8.4 above shall include Qcheck, except that such rights shall be exclusive throughout the world as to all parties, including NetIQ. Promptly after the Effective Date, NetIQ shall cease distribution of Qcheck and shall remove from its website all offers to download, and all capabilities to download, Qcheck, and NetIQ shall not make available any other similar product as a free or "loss leader" download or promotion. During the Distribution Term, NetIQ shall maintain on its website a reasonably prominent, and reasonably easy to locate, reference to Qcheck, which reference shall state the availability of Qcheck from Ixia and contain a hypertext link to the appropriate page of Ixia's website. Such reference shall also identify Ixia as a "Primary Development Partner" of NetIQ. In no event shall NetIQ modify Qcheck in any way after the Effective Date without the express and unambiguous prior written consent of Ixia.

         8.8. Subdistributors. Ixia will have the right to appoint one or more subdistributors.

         Marketing of the Distribution Products. Ixia shall determine, in its sole discretion, the manner and method of Ixia's marketing and distribution of the Distribution Products and exploiting any other rights granted by NetIQ with respect to the Distribution Products, including marketing expenditures, advertising and promotion, packaging, channels of distribution and the suggested retail price or other pricing of the Distribution Products or such other rights. NetIQ, at its sole expense, shall provide reasonable sales and marketing support commencing on the Effective Date and continuing through December 31, 2003, to assist Ixia with Ixia's launch of the Distribution Products and distribution appointment, including assigning a single qualified sales and marketing employee to work full time providing such assistance. In addition, promptly after the Effective Date NetIQ, at its sole expense, shall provide to Ixia, via electronic delivery, all sales history with respect to Distribution Products, contact and other sales, marketing and support customer information pertaining to Chariot Business customers in the Distribution Territory and all sales leads generated in, and all product inquiries received from parties in, the Distribution Territory pertaining to the Chariot Products in order that Ixia may use such information in connection with the marketing and support of the Distribution Products and/or the Ixia Derivatives, and shall not disclose such information to any third party.

         8.9. Sales Training. NetIQ agrees to provide to Ixia up to ten (10) days of sales training, in no more than five (5) separate sessions, of Ixia personnel by NetIQ's personnel (or equivalently competent personnel) who provide such sales training at NetIQ's two-day sales training seminars. Such training shall be at Ixia's facility in Calabasas, California, or at such other place(s) as Ixia reasonably designates. Such training shall take place at times mutually agreed to, except that all such training shall be provided no later than December 31, 2003, unless otherwise agreed in writing by the parties. Such training shall be provided at no charge to Ixia, except that Ixia shall pay, or reimburse NetIQ for, all reasonable coach-class travel, lodging, per diem and other expenses, plus any materials costs. Ixia shall have the right to videotape such training for its own internal use.

         8.10. Referral and Reporting To Ixia of Sales Prospects. For purposes of this Agreement, the term "Chariot Prospect" shall mean any party that contacts NetIQ or is referred to NetIQ where such party has indicated an interest in purchasing Chariot, excluding any party who NetIQ reasonably believes is located outside of the Distribution Territory. Commencing upon the Effective Date and continuing for so long as Ixia is an exclusive distributor of Chariot in the Distribution Territory, NetIQ shall refer all Chariot Prospects to Ixia, and shall also report to Ixia, not less often than once per week, any contact information received from any Chariot Prospect and the substance, if any, of the contact.

         8.11. Third Party Rights. NetIQ shall be solely responsible, at its own expense, for obtaining all rights and/or permissions necessary for the use of all technology contained in the Distribution Products and the commercial exploitation of the Distribution Products. NetIQ agrees that it will make any payments required to be made to any third parties to obtain such rights and permissions, and will do so on a timely basis.

         8.12. Further Assurances of NetIQ. NetIQ agrees to execute such documents as Ixia may reasonably request from time to time to vest in Ixia any and all of the rights granted or transferred by NetIQ hereunder. NetIQ shall take all reasonable steps to have each of those persons who has or will have participated for or on behalf of NetIQ execute any such agreements.

         8.13. Ixia Distribution Covenants. Ixia shall manufacture the Distribution Products such that they conform to the standards and specifications for the Distribution Products as established by NetIQ. Ixia will ensure that any Distribution Product delivered to a customer is properly and accurately reproduced and is free from viruses, worms or other harmful code which was not in any code delivered to Ixia by NetIQ. Ixia will indemnify and defend NetIQ, in accordance with the provisions of Section 21.2, against any claim brought by an Ixia customer alleging that any Distribution Product manufactured by Ixia, or on its behalf, was not properly and accurately reproduced and/or contained a virus, worm or other harmful code (which was not in any code delivered to Ixia by NetIQ).

9.       PAYMENTS FOR DISTRIBUTION PRODUCTS

         9.1. Adjusted Gross Revenues. For purposes of this Agreement, "Adjusted Gross Revenues" shall mean amounts recognized as revenue by Ixia, in accordance with generally accepted accounting principles (GAAP) consistently applied, in connection with the licensing, distribution, sale or other exploitation of copies of each Distribution Product and in connection with Distribution Product Maintenance, less: (i) good faith trade discounts; (ii) good faith promotional, markdown or similar credits against amounts invoiced;
(iii) returns, refunds and credits; and (iv) any federal, state or foreign sales, excise or other taxes or tariffs imposed on copies of any Distribution Product or other forms of any Distribution Product (not including any tax based on Ixia's net income).

         9.2. Royalties. As payment in full for all copies of any Distribution Products and for the right to provide Distribution Product Maintenance, Ixia shall pay to NetIQ royalties as follows:

                  (i) for each calendar quarter up through December 31, 2004, an amount equal to fifty percent (50%) of the first One Million Dollars ($1,000,000) of Adjusted Gross Revenues of Ixia for such calendar quarter;

                  (ii) an amount equal to forty percent (40%) of the Adjusted Gross Revenues of Ixia for such calendar quarter in excess of One Million Dollars ($1,000,000) up to Two Million Dollars ($2,000,000); and

                  (iii) an amount equal to twenty-five percent (25%) of the Adjusted Gross Revenues of Ixia for such calendar quarter in excess of Two Million Dollars.

In the event that Ixia exercises the Option, there will be no further royalties or other amounts due to NetIQ with respect to any exploitation of the Distribution Products or any Distribution Product Maintenance after December 31, 2004.

         9.3. Minimum Quarterly Payment; Credit Against Minimum. Ixia guarantees that it will pay NetIQ at least Five Hundred Thousand Dollars ($500,000) per quarter for six (6) calendar quarters, for a total of Three Million Dollars ($3,000,000), irrespective of whether Ixia's Adjusted Gross Revenues are sufficient to generate such amount in royalties. In the event that the royalties due under Section 9.2 above for any applicable calendar quarter are less than Five Hundred Thousand Dollars ($500,000), Ixia shall pay NetIQ an amount equal to the difference between the actual royalties earned for such quarter and Five Hundred Thousand Dollars ($500,000) (the "Guarantee Makeup"), which payment shall be made together with the payment of royalties. Notwithstanding the foregoing, Ixia shall be entitled to a credit against the Guarantee Makeup for any calendar quarter if NetIQ has recognized revenues in excess of Five Hundred Thousand Dollars ($500,000) for such calendar quarter from sales of the Distribution Products made through any other reseller(s) and sales of maintenance services with respect to the Distribution Products (itself or through resellers)(the "Guarantee Credit"). The Guarantee Credit shall be an amount equal to eighty percent (80%) of the excess of such other revenues over Five Hundred Thousand Dollars ($500,000). The Guarantee Credit shall be applied, if possible, in advance of the time Ixia is to pay the Guarantee Makeup for the calendar quarter with respect to which the Guarantee Credit arose. If the Guarantee Credit amount is determined after Ixia makes the particular payment, then NetIQ shall refund the portion of the particular Guarantee Makeup offset by the Guarantee Credit, not later than thirty (30) days after determining the existence and amount of the Guarantee Credit. The information contained in a report accounting for a Guarantee Credit shall be conclusively deemed correct and binding upon Ixia, resulting in the loss of all further audit rights with respect to such report, unless specifically challenged by written notice from Ixia within two (2) years from the date such report was delivered by NetIQ. NetIQ agrees to allow an independent certified public accountant, at Ixia's sole expense, to audit and analyze appropriate and relevant accounting records of NetIQ at NetIQ's premises to verify accurate accounting for and calculation of the Guarantee Credit. Any such audit shall be commenced no later than twelve
(12) months after termination or expiration of the Distribution Term and must be performed in accordance with Generally Accepted Auditing Standards and Generally Accepted Accounting Principles, all consistently applied. Any understatement of the Guarantee Credit determined by such audit shall be promptly corrected in full by NetIQ, but only if NetIQ has been given a complete, unredacted copy of the auditors' report and any work papers reasonably necessary for NetIQ to evaluate the correctness of such determination. In addition to correcting such understatement, if any such audit discloses an understatement of the Guarantee

Credit (excluding the amount of any understatement which was corrected by NetIQ prior to the date Ixia gives NetIQ notice of its intent to audit NetIQ's accounting records) of more than ten percent (10%) of the Guarantee Credit for the period as to which the discrepancy has arisen, NetIQ shall pay the reasonable auditors' charges for such audit. Any such audit shall be permitted during business hours within ten (10) days of receipt of Ixia's written request. No audit (other than the first audit) credit may be conducted less than six months after the previous audit. Notwithstanding anything to the contrary contained in this Agreement, unless Ixia terminates this Agreement due to a material breach by NetIQ, Ixia will be responsible to pay to NetIQ royalties that otherwise would have accrued through December 31, 2004, or Three Million Dollars ($3,000,000) (as may be adjusted by any Guarantee Credits issued in accordance with this Section 9.3)(the "Minimum Royalty").

         9.4. Ixia To Determine Its Own Resale Prices. Ixia is free to determine its own resale prices for each Distribution Product unilaterally. Each party understands that neither NetIQ nor any employee or representative of NetIQ may give any special treatment (favorable or unfavorable) to Ixia as a result of its selection of prices. No employee or representative of NetIQ nor anyone else associated or affiliated with NetIQ has any authority to tell Ixia what Ixia's prices for any Distribution Product must be or to inhibit in any way Ixia's pricing discretion with respect to any Distribution Product.

         9.5. Evaluation Copies. Ixia may, in its sole discretion, distribute copies of each Distribution Product at no charge for the purpose of demonstrating the Distribution Product or for other promotional purposes.

         9.6. Overpayment. In the event that NetIQ receives an overpayment, including royalties paid on Distribution Product copies which are subsequently returned, NetIQ shall repay such overpayment to Ixia promptly after Ixia gives written notice to NetIQ of such overpayment, provided that NetIQ agrees that Ixia, without limiting any of its other remedies, may deduct the amount of such overpayment from any further royalties accruing to NetIQ's account or from other amounts payable to NetIQ hereunder.

         9.7. Payment; Audit. Ixia shall account to NetIQ for royalties due hereunder in calendar quarterly periods, except that the first accounting period shall end on September 30, 2003, irrespective of the Effective Date. Within forty-five (45) days after the last day of each quarter, Ixia will furnish to NetIQ a royalty report specifying the Adjusted Gross Revenues for the Distribution Products and Distribution Product Maintenance for such quarter and the royalties earned by, and other amounts due under this Section 9 with respect to the Distribution Products and Distribution Product Maintenance, and each such royalty report shall be accompanied by payment of all sums shown to be due thereby, after deduction of any and all proper deductions. The royalties shall be determined in accordance with generally accepted accounting principles (GAAP) consistently applied. The foregoing shall constitute payment in full for the Distribution Products and Distribution Product Maintenance. The information contained in a royalty report shall be conclusively deemed correct and binding upon NetIQ, resulting in the loss of all further audit rights with respect to such report, unless specifically challenged by written notice from NetIQ within two (2) years from the date such report was delivered by Ixia. Ixia agrees to allow an independent certified public accountant, at NetIQ's sole expense, to audit and analyze appropriate and relevant accounting records of Ixia at Ixia's premises to verify accurate accounting for and payment of all moneys due NetIQ hereunder. Any such audit shall be commenced no later than twelve (12) months after termination or expiration of the Distribution Term and must be performed in accordance with Generally Accepted Auditing Standards and Generally Accepted Accounting Principles, all consistently applied. Any underpayment determined by such audit shall be promptly corrected in full by Ixia, but only if Ixia has been given a complete, unredacted copy of the auditors' report and any work papers reasonably necessary for Ixia to evaluate the correctness of such determination. In addition to correcting such underpayment, if any such audit discloses an underpayment to NetIQ (excluding the amount of any underpayment which was corrected by Ixia prior to the date NetIQ gives Ixia notice of its intent to audit Ixia's accounting records) of more than ten percent (10%) of the amount due for the period as to which the discrepancy has arisen, Ixia shall pay the reasonable auditors' charges for such audit. Any such audit shall be permitted during business hours within ten (10) days of receipt of NetIQ's written request. No audit (other than the first audit) may be conducted less than six months after the previous audit.

         9.8. No Additional Amounts Due. Except as expressly provided in this Agreement, no other royalties or monies shall be payable or paid to NetIQ.

10.      EXPENSES

         Except as expressly set forth in this Agreement, each party shall bear all expenses incurred by such party in connection with its performance hereunder. In no event shall either party incur any expense whatsoever on behalf of the other party without first having received written authorization from such other party.

11.      CONTINUING OBLIGATIONS OF NETIQ

         11.1. Corrections. In the event that any Nonconformity is found in a Chariot Product during the Distribution Term, NetIQ shall prepare and deliver to Ixia, at no charge to Ixia and via electronic download, a Correction within forty-five (45) days from the time at which NetIQ discovers or is otherwise apprised of the Nonconformity (the "Cure Period"). If the Nonconformity is not susceptible of being remedied within such period, the Cure Period shall be extended for so long as NetIQ is diligently pursuing a remedy. If NetIQ fails to promptly deliver to Ixia a Correction by the end of the Cure Period, as it may be extended, and upon demand by Ixia, Ixia may make other arrangements to prepare such Correction, and may charge the reasonable costs of doing so to sums accruing to NetIQ hereunder. Subject to Ixia's provision to NetIQ of detailed documentation substantiating such costs, including (as applicable) timesheets, Ixia's chargeable costs may be (i) the amount of fees paid to a third party for preparing such Correction(s); (ii) Ixia's internal staff costs and out-of-pocket expenses if Ixia prepares such Correction(s); or (iii) a combination of (i) and
(ii) if both a third party and Ixia prepare such Correction(s).

         11.2. Minor Upgrades. As used herein, the term "Minor Upgrade" shall mean an upgrade or enhancement of any Chariot Product which represents a minor increase in the functionality or performance of any Chariot Product and/or a Correction of such Chariot Product and which, in accordance with accepted commercial practice in the software industry, is designated by NetIQ with a version number that is changed from the preceding version number only in the numbers to the right of the decimal point, but shall not include any Major Upgrade, as defined in Section 12.1 below. During the Distribution Term, NetIQ shall provide to Ixia, without additional charge and via electronic download, any and all Minor Upgrades which NetIQ releases with respect to any Chariot Product. All Minor Upgrades shall be deemed to be included within the definition of the "Chariot Products" hereunder. Except for any Corrections which may be required under Section 11.1 above, NetIQ shall not be under any obligation to prepare any Minor Upgrades of any Chariot Product.

12.      RIGHTS IF NETIQ PREPARES MAJOR UPGRADE OR REPLACEMENT PRODUCT

         12.1. Definitions. As used herein, the term "Major Upgrade" shall mean an upgrade or enhancement of any Chariot Product which represents a substantial increase in the functionality, performance and content of such Chariot Product and which, in accordance with accepted commercial practice in the software industry, is designated by NetIQ with a version number that is changed from the preceding version number in the numbers to the left of the decimal point. Any Major Upgrade as to which Ixia acquires the right to market and distribute under this Agreement shall be deemed to be included within the definition of the "Chariot Products" hereunder.

         12.2. Major Upgrades of Any Chariot Product; Replacement Product. In the event that NetIQ releases one or more Major Upgrades of any Chariot Product during the Distribution Term, or releases any product which is a replacement for a Chariot Product, NetIQ shall provide such Major Upgrade or such replacement product to Ixia at no additional charge and via electronic download. Notwithstanding the foregoing, Ixia will retain the distribution rights granted under this Agreement for any prior release of a Distribution Product delivered to Ixia hereunder. Any such Major Upgrade or replacement product shall be deemed to be included within the definition of the "Chariot Products" hereunder. Notwithstanding the foregoing, NetIQ shall not be under any obligation to prepare any Major Upgrades of, or replacement products for, any Chariot Product.

13.      END USER TECHNICAL SUPPORT AND CUSTOMER SERVICE; TRAINING

         13.1. Distribution Product Maintenance. Commencing on the Support Cutover Date, and continuing during remainder of the Distribution Term, Ixia shall provide Distribution Product Maintenance to all end users of the Chariot Products, other than any Ixia Derivatives, in the Distribution Territory, provided that Ixia shall have the right to refer end users to NetIQ for end user support as to versions of Chariot set forth in Schedule 13.1, which versions will not be supported by Ixia (each such version, a "Support Exclusion"). As well, Ixia will not assume Distribution Product Maintenance for the Defense Intelligence Agency. The Distribution Product Maintenance provided by Ixia shall be reasonably comparable to that made available on the Effective Date by NetIQ to end users of the Distribution Products, and the initial price of such Distribution Product Maintenance shall not materially exceed that charged by NetIQ on the Effective Date. Prior to the Support Cutover Date NetIQ, at its sole expense, shall provide to Ixia via electronic download at Ixia's facility in California, all open service requests for support within the Distribution Territory contained in NetIQ's support databases, all data useful in resolving Chariot support problems that can reasonably be provided without disclosing identities of customers outside the Distribution Territory and without substantial compilation effort, problem reports, FAQ sets, solutions and other records pertaining to or applicable to the end user support provided by NetIQ with respect to the Chariot Products. Ixia and NetIQ shall develop an appropriate plan to transition NetIQ's existing maintenance customers to Ixia, which plan shall specify, among other things, that Ixia will reimburse NetIQ for any salary, retention bonuses and benefits with respect to the two (2) full time employees of NetIQ that are currently assigned to end user support with respect to the Chariot Products, together with any other direct costs incurred by NetIQ in connection with such provision of end user support, all of which in the aggregate shall not exceed eighty thousand dollars ($80,000), for a period to be mutually agreed (which shall not extend past the Support Cutover Date). On or before August 1, 2003, NetIQ will pay to Ixia the amount of one million, two hundred eighteen thousand, seven hundred and eight dollars ($1,218,708), less
(a) the employee costs and direct costs referred to in the preceding sentence, and (b) the amounts attributable to prepaid maintenance for the Defense Intelligence Agency, as payment of maintenance fees for such Distribution Product Maintenance obligations being assumed by Ixia. Ixia and NetIQ agree to cooperate in connection with the foregoing and with Ixia's hiring of NetIQ employees under Section 7.1 above so as to maintain NetIQ's ability to perform its Distribution Product Maintenance obligations through the Support Cutover Date under this Section 13.1, but also to assure the complete and effective transition of such services to Ixia in a time and manner which allows Ixia to be sufficiently prepared to take over Distribution Product Maintenance on the Support Cutover Date. After completion of the Build SOW (as defined in Section
13.3 below, NetIQ will provide reasonable assistance, not to exceed six (6) person-hours per month, to Ixia with respect to any questions or problems concerning the Chariot Products or the use of the Chariot Products and otherwise in connection with Ixia's provision of Distribution Product Maintenance. As to end users of the Ixia Derivatives, Ixia shall be solely responsible for providing end user technical support and customer service to all such end users throughout the world, without any right to refer them to NetIQ or to receive assistance from NetIQ with respect thereto.

         13.2. Ixia Right To Prepare Corrections To Distribution Products. Notwithstanding, and without limiting, waiving or relieving, NetIQ's obligation to prepare Corrections under Section 11.1 above, Ixia shall have the right, but not the obligation, to prepare and release Corrections of the Distribution Products. In the event that during the Distribution Term Ixia does prepare any such Correction of any Distribution Product and releases such Correction to its customers as part of Distribution Product Maintenance, Ixia shall promptly deliver to NetIQ, at no cost and in both source and object code form, such Correction, and NetIQ shall have the irrevocable, royalty-free, nonexclusive right to deliver such Correction to end users outside the Distribution Territory and to incorporate such Correction into the code base for the affected Chariot Product. Ixia shall assign, transfer and otherwise convey to NetIQ an undivided, co-equal interest in the Intellectual Property Rights in such Correction, without a duty to account, and shall execute such documents and provide such assistance as NetIQ may reasonably request, at NetIQ's expense, to evidence, perfect or effect such conveyance.

         13.3. Build Services. NetIQ shall provide reasonable assistance to Ixia in accordance with the statement of work set forth in Schedule 13.3 to enable Ixia to recreate the build environments, test environments and support lab environments applicable to the Chariot Products (the "Build SOW"). Such services shall be provided at NetIQ's facility in Raleigh, North Carolina. Ixia, at its own risk and expense, shall obtain the components of the Build System and ship the Build System and Build Materials to NetIQ's facilities. Ixia may send up to five (5) employees to assist in the performance of the Build SOW at NetIQ's facilities, subject to such employees' execution of an appropriate form of non-disclosure and compliance with NetIQ's reasonable policies.

         13.4. Ixia Right To Take Over One Or More Support Exclusion(s). Ixia may elect, on one or more occasions, to take over Distribution Product Maintenance of one or more Support Exclusion(s). In such event, Ixia will notify NetIQ and the parties will cooperate to transition the Distribution Product Maintenance of the specified Support Exclusion(s), including having NetIQ provide services in the nature of the Build Services with respect to such Support Exclusion(s), and Section 13.3 above shall apply in all respects to such services, all at no additional charge to Ixia, provided that Ixia shall be responsible for all out-of-pocket expenses of either party in connection therewith.

         13.5. Distribution Product Maintenance After Distribution Term. After the Distribution Term, if Ixia exercises the Option, Ixia shall provide Distribution Product Maintenance to all end users of the Chariot Products throughout the world, without any right to refer them to NetIQ or to receive assistance from NetIQ with respect thereto. If Ixia does not exercise the Option, then the rights and obligations of the parties as to Distribution Product Maintenance shall be as set forth in Section 15.6 below.

         13.6. Development and Test Environment. Ixia, at its own risk and expense, shall be responsible for procuring the tools and equipment comprising the Development and Test Environment.

14.      JOINT ANNOUNCEMENT OF AGREEMENT

         Prior to the execution of this Agreement, the parties shall jointly prepare one or more press releases announcing this Agreement and the relationship established hereunder, but any such press releases must be approved by both parties before being issued. Without limiting the other matter which may be included, each party shall have the right to include its own company information of the kind that is customarily included in such press releases by public companies.

15.      IXIA OPTION TO ACQUIRE ASSETS COMPRISING CHARIOT BUSINESS

         15.1. Option. Ixia shall have the unilateral option to acquire from NetIQ the assets comprising the Chariot Business which are set forth in Schedule
15.1 (the "Option Assets") on the terms and conditions set forth in this Section 15, which is the "Option".

         15.2. Time and Manner of Exercise. The Option may be exercised at any time after September 1, 2004 through and including January 15, 2005, by giving unequivocal and unambiguous notice to NetIQ and tendering payment of the Option Exercise Price (as defined in Section 15.3.1 below). The Option shall be conclusively and irrevocably deemed exercised upon such notice and tender, and no subsequent event (other than Ixia's bank's failure or refusal to release funds upon lawful presentment of a lawful payment instrument) shall be grounds for NetIQ to rescind, revoke, cancel or otherwise terminate or avoid the exercise of the Option and/or the grant to Ixia of the Option Assets.

         15.3.    Option Exercise Price.

                  15.3.1. Option Exercise Price. In the event that Ixia exercises the Option, Ixia shall pay to NetIQ a one-time payment in the amount of Two Million Five Hundred Thousand Dollars ($2,500,000) (the "Option Exercise Price"). The Option Exercise Price shall be due in full at the time of exercise of the Option and shall be paid in cash on the exercise date by wire transfer of immediately available funds to an account of NetIQ designated to Ixia.

                  15.3.2. No Further Amounts Due With Respect To Option or Option Assets. The amounts set forth in this Section 15.3 constitute payment in full for the exercise of the Option and for the Option Assets. Accordingly, no other payments, royalties or monies shall be payable or paid to NetIQ with respect to the Chariot Products or the Chariot Business even though Ixia's sales of the Chariot Products may continue into perpetuity. Notwithstanding the foregoing and irrespective of its exercise of the Option, Ixia shall be responsible to pay the Source Asset License Fee and the Minimum Royalty.

         15.4. Rights of Ixia Upon Exercise. Upon exercise of the Option, the provisions of this Section 15.4 shall automatically become effective as of January 1, 2005 (the "Option Effective Date"); and all rights granted to Ixia hereunder with respect to the Distribution Products shall become exclusive to Ixia (even as to NetIQ) throughout the entire world, royalty-free, perpetual and irrevocable; and NetIQ shall automatically be deemed to have granted to Ixia all right, title and interest in and to the Option Assets (including the Chariot Business Marks, which shall be assigned to Ixia). In addition, promptly after the exercise of the Option, NetIQ shall give notice to all of its resellers with contractual rights to distribute Chariot Products that such contractual rights shall be terminated effective as of the later of (i) the earliest date on which NetIQ can make such termination effective, or (ii) the Option Effective Date, and that such resellers shall have no right to distribute any Chariot Products anywhere in the world after such date. NetIQ shall turn over to Ixia all orders for any Chariot Product which are pending as of the Option Effective Date, and such orders shall become Ixia orders in all respects, including as to payment. If NetIQ has received any payments with respect to any such orders, or if NetIQ receives any payments with respect to such orders after the Option Effective Date, NetIQ shall promptly remit such payments to Ixia, together with clear documentation of the transaction to which such payments apply.

NetIQ shall also turn over to Ixia all records of all sales of Chariot Products by NetIQ after the Option Effective Date, including a schedule of all deferred maintenance revenues together with payment of the amount of all such deferred maintenance revenues. Without limiting the generality of the foregoing, upon exercise of the Option, any restriction on variants of the Chariot Business Marks under Section 2.3 above, shall be conclusively deemed stricken from this Agreement and of no further force and effect. In such event, the parties agree to implement a reasonable and mutually agreeable transition plan pursuant to which any NetIQ branding or other reference to NetIQ in connection with the Distribution Products will be discontinued.

         15.5. NetIQ Covenants Re Option Assets. NetIQ covenants that after the Effective Date up to and including the Option Effective Date, if Ixia exercises the Option, or up to and including January 15, 2005 if Ixia does not exercise the Option, or such earlier date as this Agreement may be terminated,
NetIQ: (a) will continue to operate the Chariot Business and will not make any substantial changes to the Chariot Business; (b) will not enter into any agreement or business arrangement concerning the Option Assets that is outside the ordinary course of the Chariot Business as it has been conducted by NetIQ;
(c) will not enter into any maintenance contract with any end user on terms that are substantially less favorable to NetIQ than NetIQ's maintenance agreements as of the Effective Date; and (d) will not intentionally take any action, or omit to take any action, where the result would be the waste of the Option Assets or any material part of the Option Assets. NetIQ shall take all steps necessary to ensure that it is able to deliver the Option Assets to Ixia on the Option Effective Date.

         15.6. If Ixia Does Not Exercise Option. If Ixia does not exercise the Option, Ixia shall choose one of the following two alternatives, and shall give written notice of its choice to NetIQ on or before January 15, 2005:

                  (i) The first alternative is that Ixia's distribution appointment under 8.4 above will become nonexclusive, with no limitation as to territory, in which case Ixia will pay royalties to NetIQ as provided in
                           Section 9.2 above (using the definition of "Adjusted Gross Revenues" set forth in Section 9.1 above), but with no minimum commitment as to any sales period after December 31, 2004. In such event, Ixia will continue to provide Distribution Product Maintenance and the provisions of Section 8 will continue in force except as modified in this Subparagraph (i). This arrangement will continue for an initial period of one (1) year, and will be renewable annually thereafter upon the mutual written consent of both parties.

                  (ii) The second alternative is that Ixia's distribution appointment under 8.4 above will terminate on January 15, 2005, and Ixia will cease all sale of Distribution Products anywhere in the world. In such case, Ixia will make reasonable efforts to transition Distribution Product Maintenance to NetIQ, within a period of time not materially dissimilar to the initial transition of these responsibilities from NetIQ to Ixia. Ixia and NetIQ will each make reasonable efforts to facilitate such a transition so that no customer is left without sufficient end user technical support or customer service at any point in time. Ixia will transfer all deferred revenue for Distribution Product Maintenance to NetIQ as of January 1, 2005, in a single cash payment made on or before January 30, 2005. NetIQ will reimburse Ixia for all reasonable out-of-pocket expenses incurred by Ixia in connection with the provision of Distribution Product Maintenance during the transition period.

Should Ixia fail to provide timely written notice of its election, then Ixia shall be deemed to have selected the alternative set forth in Section 15.6(i) above.

16.      TERMINATION

         16.1. No Termination Except As Explicitly Set Forth. Unless, and except as, otherwise explicitly set forth elsewhere in this Agreement, this Agreement may not be terminated by either party except in accordance with this
Section 16.

         16.2. Termination For Cause. Except as otherwise provided, either party may terminate this Agreement at any time (subject to the limitation set forth in Section 5 above) effective upon written notice of termination to the other party in the event that such other party materially fails to perform any of its material obligations hereunder and such failure continues unremedied for a period of thirty (30) days after written notice of such failure from the party alleging such failure.

         16.3. Ixia Termination Without Cause. Ixia (but not NetIQ) may terminate this Agreement without cause upon thirty (30) days' notice to NetIQ, but such termination shall not relieve Ixia of its obligations under Section 3 and Section 9.3 above. NetIQ agrees that if such notice of termination is given, NetIQ shall do nothing to derogate Ixia's rights hereunder until such time as those rights actually end in accordance with the terms hereof.

         16.4. Effects of Termination. Except as expressly set forth herein, in the event of any termination or expiration of this Agreement, Ixia's right to distribute the Chariot Products hereunder (other than as to the Ixia Derivatives, which rights are not subject to termination) shall immediately terminate, except that: (i) provided that Ixia complies with all other terms and conditions of this Agreement, including payment of any royalties for Distribution Products and Distribution Product Maintenance, Ixia may fulfill the executory (as of the effective date of termination) portion of any contracts entered into by Ixia with third parties concerning the Chariot Products, or any of them, for up to twelve (12) months after the effective date of termination of this Agreement, in which case NetIQ shall continue to comply with all other terms and conditions of this Agreement as to such fulfillment by Ixia; and (ii) Ixia will continue to provide Distribution Product Maintenance until the transition referenced herein is complete. Ixia will make reasonable efforts to transition Distribution Product Maintenance to NetIQ, as promptly as practicable after the effective date of termination. Ixia and NetIQ will each make reasonable efforts to facilitate such a transition so that no customer is left without sufficient end user technical support or customer service at any point in time. Ixia will transfer all deferred revenue for Distribution Product Maintenance to NetIQ as of the effective date of termination.

NetIQ will reimburse Ixia for all reasonable out-of-pocket expenses incurred by Ixia in connection with the provision of Distribution Product Maintenance during the transition period.

         16.5. No Effect On End Users. Upon an end user acquiring a Chariot Product, the end user shall be entitled to use that Chariot Product indefinitely consistent with the end user's license. The rights of end users are independent of this Agreement and will survive any termination of this Agreement for any reason whatsoever.

         16.6. Right To Use Chariot Product For Support. No termination of this Agreement for any reason whatsoever shall limit in any way Ixia's right to use the Chariot Products for the purpose of providing Distribution Product Maintenance to the limited extent expressly permitted under Section 16.5, and Ixia may make and maintain copies of the Chariot Products to use as replacements for defective copies of the Chariot Products, but Ixia may not otherwise manufacture or distribute copies of the Chariot Products except as expressly provided herein.

         16.7. Survival. The rights and obligations of the parties set forth in Sections 2, 4.2, 5, 6, 8.12, 9.2, 9.3, 9.6, 9.7, 9.8, 10, 15.3.2, 15.4,
15.5(ii), 16.4-16.7 and 17-25 shall survive any termination or expiration of this Agreement for any reason whatsoever.

17.      CONFIDENTIALITY

         17.1. Confidential Information. For purposes of this Agreement, "Confidential Information" shall mean any information or material which is proprietary to the disclosing party or designated as Confidential Information by the disclosing party and not generally known other than by the disclosing party, and shall include the terms and conditions of, but not the fact of, this Agreement (subject to any announcement in accordance with the provisions of Section 14 above). Confidential Information also includes any information which the disclosing party obtains from any third party which the disclosing party treats as proprietary or designates as Confidential Information, whether or not owned by the disclosing party. "Confidential Information" does not include the following: (i) information which is known by the receiving party at the time of receipt from the disclosing party which is not subject to any other nondisclosure agreement between the parties; (ii) information which is now, or which hereafter becomes, generally known to the industry through no fault of the receiving party, or which is later published or generally disclosed to the public by the disclosing party; or (iii) information which is otherwise lawfully developed by the receiving party, or lawfully acquired from a third party without any obligation of confidentiality.

         17.2. No Disclosure. During the term of this Agreement and thereafter, the receiving party agrees to hold in confidence and not to disclose or reveal to any person or entity any Confidential Information disclosed hereunder without the clear and express prior written consent of a duly authorized representative of the disclosing party. The receiving party further agrees not to use or disclose any of the Confidential Information for any purpose at any time, other than for the limited purpose(s) of this Agreement. In the event that either party is directed to disclose any portion of any Confidential Information of the other party or any other materials of other party in conjunction with a judicial proceeding or arbitration, the party so directed shall immediately notify the other party both orally and in writing. Each party agrees to provide the other with reasonable cooperation and assistance in obtaining a suitable protective order and in taking any other steps to preserve confidentiality.

         17.3. No Publicity. Information relating to the substance of this Agreement shall be deemed Confidential Information, and neither party shall disclose such information to third parties without the prior written consent of the other.

         17.4. No Confidential Information of Other Parties. NetIQ represents and warrants that it will not use in the course of its performance hereunder, and will not disclose to Ixia, any confidential information of any third party (including competitors of Ixia or NetIQ) unless NetIQ is expressly authorized in writing by such third party to do so.

18.      OWNERSHIP

         18.1. Chariot Products Other Than Ixia Derivatives. As between NetIQ and Ixia, all right, title and interest in and to, and ownership of, the Intellectual Property Rights in each Chariot Product which is not an Ixia Derivative shall remain at all times exclusively in NetIQ, and Ixia shall not acquire any right, title, or interest therein, except as expressly set forth herein. Notwithstanding the foregoing, the Intellectual Property Rights in the Option Assets will be transferred to Ixia upon Ixia's exercise of the Option; provided, however, that NetIQ shall have the right to continue to use that portion of the Option Assets that consists of business records as may be reasonably necessary to operate its business. Notwithstanding the foregoing, the parties shall jointly own, without a duty to account, all right, title and interest, including all Intellectual Property Rights, in and to any Corrections made by Ixia pursuant to Section 13.2.

         18.2. Modifications to Chariot Products; Other Matter Prepared By Ixia. As between NetIQ and Ixia, all right, title and interest in and to, and ownership of, the Intellectual Property Rights in any modifications to any Chariot Products made hereunder, and all Ixia Derivatives, and any other matter prepared by Ixia in connection with the Chariot Products and/or exercise of its rights under this Agreement, shall remain at all times exclusively in Ixia subject to Section 18.1 above, and NetIQ shall not acquire any right, title, or interest therein. Notwithstanding the foregoing, the parties shall jointly own, without a duty to account, all right, title and interest, including all Intellectual Property Rights, in and to any Corrections made by Ixia pursuant to
Section 13.2.

19.      REPRESENTATIONS AND WARRANTIES OF NETIQ

         Except as otherwise expressly set forth on Schedule 19 or as otherwise set forth in a schedule referenced in this Section 19, NetIQ represents and warrants to Ixia as set forth in Sections 19.1 through 19.14:

         19.1. Incorporation and Good Standing. NetIQ is a corporation duly organized, validly existing and in good standing under the laws of Delaware and is duly registered or otherwise authorized to transact business in each jurisdiction in which such registration or other authorization is required by reason of the activities in which NetIQ is engaged. NetIQ has all requisite power and authority to own, lease and operate its assets, properties and business, to carry on its business as now being conducted, to execute and deliver this Agreement, and to perform its obligations hereunder and effect the transactions contemplated hereby.

         19.2. Authorization and Binding Obligations. All requisite action has been taken by NetIQ to authorize and approve the execution, delivery and performance of this Agreement by NetIQ. This Agreement has been duly executed and delivered by NetIQ and the obligations of NetIQ under this Agreement are legal, valid and binding obligations, enforceable in accordance with the terms hereof except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and limitations on the availability of equitable remedies.

         19.3. No Conflicts. The execution, delivery and performance of this Agreement by NetIQ and the consummation of the transactions contemplated by this Agreement will not (a) violate any provision of the charter or other organizational documents of NetIQ, (b) violate, conflict with or result in (or with notice or lapse of time or both result in) a breach of or default under any term or provision of any contract or agreement to which NetIQ is a party or by or to which NetIQ or any of its assets or properties are or may be bound, (c) violate any order, judgment, injunction, award or decree of any court or arbitration body, or any governmental, administrative or regulatory authority, by or to which NetIQ or any of its assets or properties are or may be bound, or
(d) violate any statute, law or regulation.

         19.4. No Approvals Required. No approval or consent of any governmental, administrative or regulatory body or any other person or entity is required to be obtained by NetIQ for the execution, delivery or performance of this Agreement.

         19.5. Litigation. Except as set forth in Schedule 19.5, there are no claims, actions, suits, arbitrations, proceedings or investigations by or before any court or arbitration body, any governmental, administrative or regulatory agency, or any other body, pending or threatened against, affecting or relating to the Chariot Products or the Chariot Business or the transactions contemplated by this Agreement, nor is there any basis for any such claim, action, suit, arbitration, proceeding or investigation. There are no existing or threatened orders, judgments or decrees of any court or arbitration body, any governmental, administrative or regulatory agency, or any other body, which specifically apply to NetIQ or any of its properties or assets and which may affect the Chariot Products or the Chariot Business.

         19.6. Contracts. Schedule 19.6 contains a list of the following agreements (and a description of any such agreements which are oral) to which NetIQ is a party and which pertain to the Chariot Products or the Chariot Business, and true and correct copies of such agreements (if in writing) and all other agreements, leases or plans listed or described on any other Schedule to this Agreement have been provided to Ixia or its counsel:

                  (a) each agreement, contract, commitment or arrangement whereby NetIQ acquired any intellectual property (as owner, lessee, licensee or on any other basis) which has been incorporated in the Chariot Products;

                  (b) each agreement, contract, commitment or arrangement with any dealer, distributor, broker, agent, or sales representative concerning the marketing or resale of the Chariot Products;

                  (c) each noncompetition agreement with respect to the Chariot Products (excluding any agreements with NetIQ employees);

                  (d) each agreement, contract, commitment or arrangement entered into outside the ordinary course of business with respect to the Chariot Business or the Chariot Products; and

                  (e) each agreement, contract, commitment or arrangement entered into which NetIQ reasonably believes has had or will have a material adverse effect on the Chariot Business.

         19.7.    Intellectual Property Rights.

                  19.7.1.  Scheduled Intellectual Property Assets. Schedule
19.7.1 lists each patent, registered copyright, mask right, trademark, trade name, and service mark, and each registration of or application for registration of any of the foregoing and the expiration date, if any, thereof, which is owned by NetIQ or registered in the name of NetIQ, and which: (i) is incorporated in Chariot or any version of Chariot; (ii) is specific to the Chariot Products or the Chariot Business, or necessary to the conduct and operation of the Chariot Business as conducted and operated by NetIQ as of the Effective Date; and/or
(iii) is a Source Asset (all of the foregoing collectively, "Scheduled IP Assets"). All of the applications listed on Schedule 19.7.1 are still pending in good standing and have not been abandoned.

                  19.7.2. Intellectual Property Assets Which Are Not Scheduled. There are certain inventions, trade secrets, technology, processes, designs, drawings, notes, specifications, plans, techniques, models, samples, prototypes, data, documentation, schematics, diagrams, formulae, computer programs, designs and structures of computer programs, programming techniques, source codes, object code, unregistered copyrights or other intellectual property or proprietary rights which: (i) are incorporated in Chariot or any version of Chariot; (ii) are specific to the Chariot Products or the Chariot Business, or necessary to the conduct and operation of the Chariot Business as conducted and operated by NetIQ as of the Effective Date; and/or (iii) are

Source Assets (all of the foregoing collectively, "Unscheduled IP Assets").

                  19.7.3. Intellectual Property Rights. The Scheduled IP Assets and the Unscheduled IP Assets are referred to collectively as "Intellectual Property". NetIQ is the owner of, or otherwise has the right to exercise, all Intellectual Property Rights in the Chariot Products. The Intellectual Property includes all of the intellectual property, other than the Build System and Development and Test Environment, necessary to the conduct of, or, to NetIQ's knowledge, primarily used by NetIQ in connection with, the Chariot Business.
Schedule 19.7.3 identifies any Intellectual Property which is licensed from a third party ("Licensed IP Assets"). Schedule 19.7.3 identifies any Licensed IP Assets as to which NetIQ has any obligation to pay royalties or any other fees which are unpaid as of, or which may become due after, the Effective Date. NetIQ is the sole and exclusive owner of all right, title and interest in and to the Intellectual Property with the exception of the Licensed IP Assets. (collectively, "Owned IP Assets"). NetIQ has good and valid licenses or other rights to use the Licensed IP Assets, and except as set forth on Schedule 19.7.3, all of such licenses or other rights are in writing and are transferable. NetIQ has entered into valid and binding written nondisclosure agreements with all third parties who have been provided or permitted access by NetIQ to Intellectual Property which is Confidential Information. Except as set forth on Schedule 19.7.3, NetIQ has entered into valid and binding written agreements with any parties (other than parties who were employees of NetIQ at the time) who provided any Intellectual Property to NetIQ (other than for NetIQ's own internal use) which provide for the transfer of that Intellectual Property to NetIQ. Except as set forth on Schedule 19.7.3 and for end user licenses granted in the ordinary course of business, all of NetIQ's right, title and interest in, to and under the Intellectual Property is freely transferable, and is free and clear of any encumbrances, options, distribution rights and restrictions. NetIQ has not granted any licenses or distribution rights to the Intellectual Property to third parties other than pursuant to the license or distribution agreements listed on Schedule 19.7.3 or Schedule 19.6 and end user licenses granted in the ordinary course of business. As of the Effective Date and except as set forth on Schedule 19.7.3 or Schedule 19.5, there are no pending or threatened claims, actions, suits, proceedings, judgments, decrees or orders (whether asserted by or against NetIQ) affecting or relating to the Intellectual Property, NetIQ's right, title and interest therein or the validity, use, transfer or potential transfer of NetIQ's right, title and interest therein, or alleging that the Intellectual Property, or any part of the Intellectual Property, conflicts with, violates or infringes the proprietary or contractual rights of others, and there are no existing grounds on which any such claim might be made and/or such action, suit or proceeding might be commenced.

         19.8. Licenses and Third Party Rights. To the extent that any third parties have any rights with respect to any portion of any Chariot Product, NetIQ has obtained any and all such third party rights or permissions which are required for the uses contemplated by this Agreement and for Ixia's exercise of the rights granted to it under this Agreement. NetIQ has obtained all applicable licenses and has paid and/or will timely pay all applicable payments for the rights to incorporate any third party works into any Chariot Product, and for the rights to reproduce, distribute, perform, display and/or create derivative works based upon such works, as applicable. NetIQ shall be solely responsible for paying such amounts, without any right of reimbursement from Ixia.

         19.9. Product Operation. For a period of two (2) years from the Effective Date, the Chariot Products, and each of them and each version of them, will be reasonably free from any Nonconformities, and each Chariot Product, and each version of each Chariot Product, will operate as described in, and in conformance with the specifications and the end user documentation for the particular Chariot Product or version. Notwithstanding the foregoing, NetIQ shall not be responsible for Nonconformities which result from any modification of a Chariot Product not made or authorized by NetIQ.

         19.10. Compliance. NetIQ has at all times conducted its business so as not to violate or contravene in any material respect any applicable laws, rules or regulations, or to breach or default in its obligations under all material agreements entered into by NetIQ, in each case which pertain to the Chariot Products or the Chariot Business.

         19.11. Status of Agreements. NetIQ has, in all material respects, performed all material obligations required to be performed by it and is not in default under any agreement, lease or other instrument to which it is a party or by which it is bound, in each case which pertains to the Chariot Products or the Chariot Business. To the best knowledge of NetIQ, all other parties to such agreements, leases or other instruments are in material compliance therewith, and no event has occurred which with notice or lapse of time or both would constitute a default thereunder; provided, however, that the foregoing shall not apply to customer payment obligations with respect to sales made prior to the Effective Date.

         19.12. Full Disclosure. The Schedules attached hereto and all information set forth therein are true and correct in all material respects. No representation or warranty made by NetIQ in this Agreement, and no statement, schedule or certificate made by NetIQ furnished or to be furnished to Ixia pursuant to this Agreement or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

         19.13. Brokers. NetIQ has not retained any broker, finder or other person that is entitled to any broker's, finder's or other fee or commission in connection with the Agreement or the transactions contemplated thereby.

         19.14. Reliance. The foregoing representations and warranties are made by NetIQ with the knowledge and expectation that Ixia is placing, and is entitled to place, complete reliance thereon in entering into, and performing its obligations under, this Agreement, notwithstanding any independent investigations conducted by or on behalf of Ixia whether in contemplation of or pursuant to this Agreement or otherwise.

20.      IXIA'S REPRESENTATIONS AND WARRANTIES

         Except as otherwise expressly set forth on Schedule 20, Ixia hereby represents and warrants to NetIQ as follows:

         20.1. Organization, Power and Authority. Ixia is a corporation duly organized and validly existing under the laws of California, with all requisite power and authority to own, lease and operate its assets, properties and business, to carry on its business as now being conducted, to execute and deliver this Agreement, and to perform its obligations hereunder and effect the transactions contemplated hereby.

         20.2. Authorization. All requisite action has been taken by Ixia to authorize and approve the execution, delivery and performance of this Agreement by Ixia. This Agreement has been duly executed and delivered by Ixia and the obligations of Ixia under this Agreement are legal, valid and binding obligations, enforceable in accordance with the terms hereof except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and limitations on the availability of equitable remedies.

         20.3. No Conflicts. The execution, delivery and performance of this Agreement by Ixia and the consummation of the transactions contemplated by this Agreement will not (a) violate any provision of the Articles of Incorporation or Bylaws of Ixia, (b) violate, conflict with or result in (or with notice or lapse of time or both result in) a breach of or default under any term or provision of any contract or agreement to which Ixia is a party or by or to which Ixia or any of its assets or properties are or may be bound, (c) violate any order, judgment, injunction, award or decree of any court or arbitration body, or any governmental, administrative or regulatory authority, by or to which Ixia or any of its assets or properties are or may be bound, or (d) violate any statute, law or regulation.

         20.4. No Approvals Required. No approval or consent of any governmental, administrative or regulatory authority or any other person or entity is required for the execution, delivery or performance of this Agreement by Ixia.

         20.5. Full Disclosure. No representation or warranty made by Ixia in this Agreement, and no statement, schedule or certificate made by Ixia furnished or to be furnished to NetIQ pursuant to this Agreement or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

         20.6. Brokers. Except as set forth on Schedule 20.6, Ixia has not retained any broker, finder or other person that is entitled to any broker's, finder's or other fee or commission in connection with the Agreement or the transactions contemplated thereby.

         20.7. Reliance. The foregoing representations and warranties are made by Ixia with the knowledge and expectation that NetIQ is placing, and is entitled to place, complete reliance thereon in entering into, and performing its obligations under, this Agreement, notwithstanding any independent investigations conducted by or on behalf of NetIQ whether in contemplation of or pursuant to this Agreement or otherwise.

21.      INDEMNITY

         21.1. Indemnification By NetIQ. NetIQ, at its sole expense, will defend, and NetIQ agrees to indemnify and hold Ixia, its subsidiaries, successors, stockholders (including any parent entity), officers, directors, predecessors, assigns, agents, employees, attorneys and representatives of each of them, past or present, harmless from and with respect to any loss or damage (including, but not limited to, reasonable attorneys' fees and costs and expenses of litigation) incurred in connection with, any suit or proceeding brought by a third party against Ixia insofar as such suit or proceeding shall be based upon (i) a claim alleging facts or circumstances that, if true, would constitute (a) a breach of any representation or warranty of NetIQ set forth in
Section 19 hereof, or (b) a breach of the covenants given by NetIQ in Section
15.5 above, or (ii) a claim brought by a third party to the extent it alleges that the Source Assets or Chariot Products, or any of them, directly infringe the Intellectual Property Rights of a third party, provided Ixia gives NetIQ prompt written notice of any such claim and provides NetIQ such reasonable cooperation and assistance as NetIQ may request from time to time in the defense thereof. Ixia shall permit NetIQ to control such litigation. Ixia shall have the right, but not the obligation, to participate in such litigation or proceeding at its sole expense through counsel of its own choosing. NetIQ shall pay any damages and costs assessed against Ixia (or paid or payable by Ixia pursuant to a settlement agreement, provided that Ixia will not enter into any settlement without the prior written consent of NetIQ, which consent shall not be unreasonably withheld or delayed) in connection with such a suit or proceeding, provided Ixia has given NetIQ prompt written notice of such claim.

         21.2. Indemnification By Ixia. Ixia, at its sole expense, will defend, and Ixia agrees to indemnify and hold NetIQ, its subsidiaries, successors, stockholders (including any parent entity), officers, directors, predecessors, assigns, agents, employees, attorneys and representatives of each of them, past or present, harmless from and with respect to any loss or damage (including, but not limited to, reasonable attorneys' fees and costs and expenses of litigation) incurred in connection with, any suit or proceeding brought by a third party against NetIQ insofar as such suit or proceeding shall be based upon (i) a claim alleging facts or circumstances that, if true, would constitute (a) a breach of any representation or warranty of Ixia set forth in
Section 20 or (b) a breach of the covenants given by Ixia in Section 8.12 above;
(ii) a claim brought by a third party to the extent it alleges that an Ixia Derivative infringes the Intellectual Property Rights of a third party (to the extent such claim does not directly result from the Source Assets or Chariot Products themselves); or (iii) an Indemnified Patent Action (as defined in
Section 22.6 below). Except for an Indemnified Patent Action in which NetIQ is the Initiating Party (as defined below), NetIQ shall permit Ixia to control such litigation. NetIQ shall have the right, but not the obligation, to participate in such litigation or proceeding at its sole expense through counsel of its own choosing. Ixia shall pay any damages and costs assessed against NetIQ (or paid or payable by NetIQ pursuant to a settlement agreement, provided that NetIQ will not enter into any settlement without the prior written consent of Ixia, which consent shall not be unreasonably withheld or delayed) in connection with such a suit or proceeding, provided NetIQ has given Ixia prompt written notice of such claim.

22.      ACTIONS TO PROTECT INTELLECTUAL PROPERTY RIGHTS

         22.1 General. NetIQ agrees to assist Ixia in enforcing the Patents against Third Parties who infringe such one or more Patents relating to the Ixia Derivative and/or the Distributed Products within the scope of the rights exclusively licensed to Ixia set forth in this Agreement which rights are in existence at the time of the written notice from Ixia to NetIQ as provided below ("Defined Infringement.") For these purposes, a Third Party shall be any entity which does not, directly or indirectly, Control and is not Controlled by or under common Control with either Ixia or NetIQ and which is not or does not become a licensee of the relevant Patents. The term "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of management and operating policies of such entity through the ownership of more than 50% of the voting or equity securities, voting trust or other ownership interest in the entity. Notwithstanding any other provisions of the Agreement, this Section 22 is the sole section permitting Ixia to enforce the Patents.

         22.2 Actions. In the event that Ixia learns of a possible Defined Infringement, Ixia shall promptly notify NetIQ in writing identifying the infringer ("Defined Infringer"), the Patent believed to be infringed and the nature of the infringement. NetIQ shall have one hundred and twenty (120) days from the date of the notice to file an action against the Defined Infringer with or without financial assistance by Ixia and NetIQ shall not be eligible for indemnity as provided in Section 22.6. If NetIQ does not file an action against the Defined Infringer before the expiration of such 120-day period, Ixia shall have one hundred and twenty (120) days ("Ixia Notice Period") during which Ixia shall have the right to make a formal request that NetIQ initiate a lawsuit against a Defined Infringer as the Initiating Party (as defined below), but NetIQ shall be under no obligation to do so in response to such request. Any such request by Ixia must be made by submitting a notarized Request To Proceed With Legal Action in the form set forth on Schedule 22.2, and Section 22.6 below shall not apply to any legal action initiated by NetIQ without receiving such notarized Request To Proceed With Legal Action. The parties acknowledge that because of the potentially large liability Ixia could incur under Section 22.6 below, the foregoing procedure must be strictly followed to assure that there is no uncertainty on the part of either Ixia or NetIQ that Ixia is requesting NetIQ to proceed and that NetIQ is relying upon its right to indemnification under
22.6 below. NetIQ shall have thirty (30) days from the date on which it receives such Request to Proceed With Legal Action in which to notify Ixia as to whether NetIQ will initiate the particular lawsuit against the Defined Infringer as the Initiating Party. If NetIQ declines to initiate the particular lawsuit, or if NetIQ takes no action within such thirty (30) day period, Ixia shall have the right to initiate such lawsuit by requesting NetIQ in writing to file the lawsuit against the Defined Infringer on the Patents listed in such written notice ("On Behalf Litigation Notice") with NetIQ as the plaintiff or cause NetIQ to join Ixia as a co-plaintiff as may be reasonably necessary to bring the suit in a particular jurisdiction. In this situation, Ixia shall be the Initiating Party. The On Behalf Litigation Notice must be received during the Ixia Notice Period; provided however that if the days remaining in the Ixia Notice Period after receipt of the Request To Proceed With Legal Action is less than thirty (30) days, then the Ixia Notice Period shall be extended on a day for day basis so that the period after receipt of the Request To Proceed With Legal Action is thirty (30) days.

         22.3. Control of Litigation. The party who commences the litigation against the Defined Infringer ("Initiating Party") shall control such litigation. Notwithstanding the foregoing, the non-initiating party ("Non-Initiating Party") may, at its sole expense, participate in such litigation through counsel of its own choice, subject to the right of the Initiating Party to control such litigation; provided however that if Ixia is the Non-Initiating Party, Ixia shall not (i) file any pleadings and/or documents without the prior written approval of NetIQ which shall not be unreasonably withheld, (ii) settle any litigation without obtaining a license or covenant not to sue reasonably acceptable to NetIQ from the Defined Infringer of its Intellectual Property Rights for NetIQ for its products and services or (ii) make any statement or admission regarding the validity of the Patents without the prior written permission of NetIQ. In addition to the obligations set forth above, if Ixia is the Initiating Party and decides to terminate or settle such litigation, Ixia shall give NetIQ at least thirty (30) days prior written notice and the terms of such termination or settlement, which shall be subject to NetIQ's reasonable approval. If Ixia is the Initiating Party and NetIQ has reasonable concerns about the manner in which Ixia is prosecuting the lawsuit, NetIQ may take over control of the lawsuit as it relates to Patents at NetIQ's expense.

         22.4. Costs of Prosecution; Recovery. As used herein, the term "Contribution" shall mean amounts incurred by a party to this Agreement as attorneys' fees and other costs and expenses of litigation with respect to a Defined Infringement (whether or not a formal legal proceeding is commenced), but shall not include any internal personnel costs (including internal legal personnel) or other internal costs of a party. For purposes of the foregoing, out-of-pocket costs of a party or its personnel that are in the reasonable course and scope of the prosecution of the Defined Infringement shall not be considered "internal costs" and shall be counted as part of the party's Contribution. "Contribution" shall also include amounts otherwise qualifying as such but which are paid indirectly through another party. Except as provided in
Section 22.6, the Initiating Party shall bear all expenses incurred in such litigation and shall keep all recoveries from such action; provided that the parties may voluntarily agree to share expenses and the recovery. Except as provided in Section 22.6, in any instance where each party has made Contributions with respect to litigation of the Defined Infringement and such lawsuit results in an actual recovery, the amounts recovered shall be divided as follows:

                  (i) First, the proceeds of any recovery shall be applied to reimburse the Contributions of each party, by dividing the proceeds pro rata according to the pro rata amount of the total Contributions of the parties until the Contributions have been reimbursed in full, and neither party shall receive amounts in excess of its Contribution until both parties have recovered their actual Contributions.

                  (ii) Second, if, and only if, there are any amounts remaining after each party has received full reimbursement for its Contributions, such amounts shall

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

                           be divided pro rata according to the pro-rata amount of the total Contributions of the parties.

         22.5. Assistance. The Non-Initiating Party shall perform such acts that the Initiating Party, at the Initiating Party's expense, believes are reasonably necessary or desirable to prosecute the litigation under this Section. Without limiting the foregoing, the Non-Initiating Party shall (i) make available to the Initiating Party its counsel, inventors and other employees for interview and/or testimony (ii) reasonably cooperate with the Initiating Party to bring such action and (iii) execute such documents which may be desirable to prosecute such litigation.

         22.6. Special Patent Indemnification. The term "Indemnified Patent Action" shall mean any patent infringement action against a Defined Infringer that is: (i) initiated by NetIQ pursuant to a notarized Request To Proceed With Legal Action in the form set forth on Schedule 22.2; or (ii) initiated by Ixia as an Initiating Party. Any Indemnified Patent Action shall be governed by the provisions of Section 21.2 and of Sections 22.3 through 22.5 except to the extent set forth in this Section 22.6. Ixia shall indemnify and hold NetIQ harmless as set forth in Section 21.2 in the event that upon or after the commencement of an Indemnified Patent Action (including paying NetIQ's reasonable attorneys' fees, costs and expenses of litigation within sixty (60) days of the end of the calendar quarter in which they were incurred): (i) any party files a lawsuit against NetIQ alleging that the filing of the Indemnified Patent Action constitutes wrongdoing by NetIQ (whether or not such lawsuit includes other claims, and whether or not any such other claims are related to the subject matter of the Indemnified Patent Action); or (ii) a Defined Infringer files any claim against NetIQ (whether as part of the Indemnified Patent Action or in a separate lawsuit). In such event, any amounts awarded to Ixia and/or NetIQ (whether on the claims made by Ixia and/or NetIQ or awarded on some other basis) shall be allocated as follows:

                  (i) First, the proceeds of any award shall be allocated to reimburse the Contributions of each party to the litigation of the claims made by Ixia and/or NetIQ (the "Affirmative Claim Contributions"), by allocating the proceeds pro rata according to the pro rata amount of the total Affirmative Claim Contributions of both parties until the Affirmative Claim Contributions have been allocated full reimbursement, and neither party shall be allocated amounts in excess of its Affirmative Claim Contributions until both parties have been allocated their actual Affirmative Claim Contributions.

                  (ii) Second, if, and only if, there are any amounts remaining after each party has been allocated full reimbursement for its Affirmative Claim Contributions, such amounts shall be allocated to any amounts awarded to any adverse party and against either or both of Ixia and NetIQ.

                  (iii) Third, if, and only if, there are any amounts remaining after any amounts awarded to any adverse party and against either or both of Ixia and NetIQ, such amounts shall be allocated to any amounts due to NetIQ from Ixia as indemnification, but not as yet paid, which amounts shall be treated as amounts paid by Ixia as indemnification, but only to the extent the funds are actually received by NetIQ.

                  (iv) Fourth, if, and only if, there are any amounts remaining after allocation to NetIQ of due but unpaid indemnification, such amounts shall be allocated to reimburse Ixia for its amounts paid to NetIQ as indemnification and for its Contributions with respect to any part of the litigation that were not reimbursed as part of Ixia's Affirmative Claim Contributions.

                  (v) Fifth, if, and only if, there are any amounts remaining after allocation to Ixia as reimbursement under subparagraphs (i) through (iv) above, the remaining amounts shall be allocated to NetIQ for its Contributions with respect to any part of the litigation that were not reimbursed as part of NetIQ's Affirmative Claim Contributions. For the purposes of this subparagraph Contributions shall not include any amounts paid to NetIQ as reimbursement by Ixia.

                  (vi) Sixth, if, and only if, there are any amounts remaining after allocation to Ixia as reimbursement under subparagraphs (i) to (v) above, the remaining amounts shall be allocated to the parties pro rata according to the pro-rata amount of the total Affirmative Claim Contributions of the parties.

Nothing in the foregoing allocation shall be construed to relieve Ixia of its obligation to indemnify NetIQ, and NetIQ's indemnity shall not be reduced or delayed in any way by any inability to collect, or delay in collecting, any amounts from any other party. It is a principle of the foregoing allocation that so long as NetIQ is indemnified to the full extent provided under this Agreement, neither party should receive an actual gain with respect to the litigation unless and until the other party has been repaid all of its out-of-pocket expenses.

23.      "BLUE PENCILLING" AND SEVERABILITY

         23.1. Blue Pencilling Generally. While the provisions hereof are considered by the parties to be reasonable in light of the particular circumstances hereof, if any provision of this Agreement shall be determined by any court, arbitrator or other legal authority to be void, invalid, illegal or unenforceable in any respect for any reason whatsoever, but would be valid if part of the wording thereof were deleted or changed, then such provision shall apply with such modifications as may be necessary to make it valid and effective, and the court, arbitrator or other legal authority is authorized and directed to reform such provision to the minimum extent necessary to make such provision valid and enforceable in conformity with this Agreement.

         23.2. Blue Pencilling of Specific Provisions. Without limiting the generality of Section 23.1 above, even though the restrictions and covenants set forth in Section 6 above are considered by the parties to be reasonable in light of the particular circumstances hereof, and have been explicitly bargained for by Ixia, it is recognized that restrictions and covenants of such nature may be unenforceable for reasons unforeseen. Accordingly, if any of such restrictions or covenants shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests acquired hereunder by Ixia but would be valid: (i) if part of the wording thereof were deleted; (ii) the time periods (if any) therein were reduced; (iii) the range of activities or area dealt with thereby reduced in scope; or (iv) any combination of the foregoing, then such restriction or covenant shall apply with such modifications as may be necessary to make it valid and effective, and the court, arbitrator or other legal authority is authorized and directed to reform such provision to the minimum extent necessary to make such provision valid and enforceable in conformity with this Agreement.

         23.3. Severability. In the event that it is determined by any court, arbitrator or other legal authority that any provision(s) cannot be modified as set forth in Section 23.1 or Section 23.2 above (as applicable), then such provision(s) shall be deemed to be stricken herefrom, and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

24.      NOTICES

         Except as specifically provided herein, all notices required hereunder shall be in writing and shall be given by: (i) personal delivery, in which case notice shall be deemed effective upon personal delivery; or (ii) national overnight courier service, in which case notice shall be deemed effective one
(1) business day following deposit with the national overnight courier service; or (iii) U.S. mail, certified or registered, postage prepaid, return receipt requested, in which case notice shall be deemed effective three (3) days following deposit in the U.S. mail. The addresses for giving notice shall be the addresses set forth following, or any other address as shall be specified by a party in a written notice to the other party:

         To Ixia:          Ixia
                           26601 W. Agoura Road
                           Calabasas, California 91302
                           Attn: Mr. Tom Miller, CFO

         With a copy to:   Ronald W. Buckly, Esq.
                           c/o Tekelec
                           26580 W. Agoura Road
                           Calabasas, California 91302

         To NetIQ:         NetIQ Corporation
                           3553 First Street
                           San Jose, California 95134
                           Attn: Betsy Bayha, Esq.

25.      MISCELLANEOUS

         25.1. Entire Agreement. This Agreement, together with the Schedules attached hereto, all of which are incorporated by reference as though fully set forth in this Agreement, constitutes the entire understanding and agreement between the parties hereto and supersedes any and all prior or contemporaneous representations, understandings and agreements between Ixia and NetIQ with respect to the subject matter hereof, all of which are merged herein. Notwithstanding the foregoing, the parties understand and agree that any confidentiality agreements between the parties are separate from this Agreement, and, except as may be expressly stated herein, nothing contained in this Agreement shall be construed as affecting the rights or obligations of either party set forth in any such agreement. It is expressly understood and agreed that no employee, agent or other representative of either party has any authority to bind such party with regard to any statement, representation, warranty, or other expression unless the same is specifically set forth or incorporated by reference herein. It is expressly understood and agreed that, there being no expectation of the contrary between the parties hereto, no usage of trade or custom and practice within the industry, and no regular practice or method of dealing between the parties hereto, shall be used to modify, supplement or alter in any manner the terms of this Agreement or any part hereof. This Agreement shall not be modified, amended or in any way altered except by an instrument in writing signed by an officer of NetIQ and an officer of Ixia.

         25.2. Compliance with Export Laws. Ixia acknowledges that the Source Assets, Chariot Products, Distribution Products and any direct products thereof may be subject to United States export laws, statutes and regulations. Ixia will at all times comply with the provisions of such laws, statutes and regulations including obtaining any necessary or required licenses. Ixia shall not export or re-export or otherwise transmit, directly or indirectly, the Source Assets, Chariot Products, Distribution Products or any direct products thereof into, or use the Source Assets, Chariot Products, Distribution Products or any direct products thereof in, any country prohibited or restricted under United States export laws, statutes or regulations or any other applicable laws.

         25.3. Independent Parties. Nothing contained herein shall be deemed to create or construed as creating a joint venture or partnership between Ixia and NetIQ. Neither party is, by virtue of this Agreement or otherwise, authorized as an agent or legal representative of the other party. Neither party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other party or to bind such other party in any manner. Further, it is not the intention of this Agreement or of the parties hereto to confer a third party beneficiary right of action upon any third party or entity whatsoever, and nothing hereinbefore or hereinafter set forth shall be construed so as to confer upon any third party or entity other than the parties hereto a right of action under this Agreement or in any manner whatsoever.

         25.4. Waiver. No waiver of any provision of this Agreement or any rights or obligations of either party hereunder shall be effective, except pursuant to a written instrument signed by the party or parties waiving compliance, and any such waiver shall be effective only in the specific instance and for the specific purpose stated in such writing.

         25.5. Amendments. All amendments or modifications of this Agreement shall be binding upon the parties despite any lack of consideration so long as the same shall be in writing and executed by the parties hereto in accordance with the other terms of this Agreement regarding modifications.

         25.6. Assignment. Neither party shall have the right to, and each party covenants that it will not, assign or transfer this Agreement or any of its rights, duties or obligations hereunder, and this Agreement may not be involuntarily assigned or assigned by operation of law, without the prior written consent of the other party, which consent may be granted or withheld by such other party in its sole discretion, except that either party shall have the right to assign or transfer this Agreement or any interest herein (including rights and duties of performance) to any entity: (i) which owns more than fifty percent (50%) of such party's issued and outstanding capital stock or voting interest; (ii) in which such party owns more than fifty percent (50%) of the issued and outstanding capital stock or voting interest; (iii) which acquires all or substantially all of such party's operating assets, (iv) which is under common ownership or control with such party, or (v) into which such party is merged or reorganized pursuant to any plan of merger or reorganization. Any attempted assignment without such consent shall be null and void. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective legal successors and permitted assigns.

         25.7. Choice of Law; Forum and Jurisdiction. This Agreement was entered into in the State of California, and its validity, construction, interpretation and legal effect shall be governed by the laws and judicial decisions of the State of California applicable to contracts entered into and performed entirely within the State of California and by applicable federal law, and the choice-of-law provisions of California law shall not be applied to substitute the law of any other State or nation. The parties expressly agree that any action arising out of or relating to this Agreement shall be filed and maintained only in the courts of the State of California or the United States District Court for any federal district in California. The parties hereby consent and submit to the personal jurisdiction of such courts for the purposes of litigating any such action. Notwithstanding the foregoing, each party agrees that in the event that a party hereto (the "Involved Party") becomes involved in any legal action with a third party, and either: (i) the other party hereto (the "Non-involved Party") is a necessary party to the resolution of such legal action, or (ii) the particular legal action gives rise to legal claims between the parties hereto arising out of or relating to this Agreement, then the Non-involved Party waives the exclusive jurisdiction provision set forth above with respect to such legal action.

         25.8. Attorneys' Fees. In the event any litigation or other proceeding is brought by either party arising out of or relating to this Agreement, the prevailing party in such litigation or other proceeding shall be entitled to recover from the other party all costs, attorneys' fees and other expenses incurred by such prevailing party in such litigation or proceeding.

         25.9. Force Majeure. Neither party shall be deemed in default if its performance or obligations hereunder are delayed or become impossible or impractical by reason of any act of God, war, fire, earthquake, labor dispute, accident, civil commotion, epidemic, act of government or government agency or officers, or any other cause beyond such party's control.

         25.10. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

IXIA                                   NETIQ CORPORATION

By:    /s/ Errol Ginsberg              By:    /s/ Thomas R. Kemp
   ---------------------------------      --------------------------------------

Name:  Errol Ginsberg                  Name:  Thomas R. Kemp

       President and                          Senior Vice President, Corporate
Title: Chief Executive Officer         Title: Strategy and Development

Date:  07/06/03                        Date:  07/05/03